Exhibit 99.1

NEWS RELEASE

American Eagle Outfitters Reports September Sales Of $229.2 Million

Same Store Sales Decrease 6%

Narrows third Quarter EPS Guidance

Pittsburgh - October 8, 2008- American Eagle Outfitters, Inc. (NYSE: AEO) today announced that total sales for the five weeks ended October 4, 2008 increased 3% to $229.2 million, compared to $222.8 million for the five weeks ended October 6, 2007. Comparable store sales decreased 6% for the month, compared to a 2% decrease for the same period last year.

Total sales for the year-to-date 35 week period ended October 4, 2008 increased 2% to $1.878, compared to $1.850 billion for the 35 weeks ended October 6, 2007. Comparable stores sales decreased 7% for the year-to-date period compared to the same 35 week period last year.

The company expects third quarter EPS to be in the range of $0.31 to $0.34, compared to $0.45 last year. The previous earnings guidance was $0.31 to $0.36 per share.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 954 stores in the U.S. and Canada and online at www.ae.com; aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 93 standalone stores in the U.S. and Canada and online at www.aerie.com. MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 26 stores and online at www.martinandosa.com. The latest brand, 77kids by american eagle, is available online only at www.77kids.com, beginning October 21. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10. ae.com, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's third quarter earnings expectations may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Contact:

American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300